Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

December 31, 2017

Shareholders, Clients, and Employees:

I am proud to report that as a direct result of the ongoing efforts of the Company’s dedicated team members in implementing our Strategic Plan, your Company experienced another prosperous year in 2017.

A significant part of this year’s successes was the completion of the acquisition of Benchmark Bank on September 8, 2017.  This acquisition gave your Company a larger income-earning asset base, income accretion, and provides a larger geographic presence in Ohio’s fastest growing region.  The impact of this transaction and organic growth were the primary drivers of the fourth quarter’s improved financial performance.

For the fourth quarter of 2017, excluding the tax expense of $1,136,000 for the deferred tax asset revaluation, your Company reported return on average assets of 1.03% and return on tangible equity of 15.75%.  The Company also reported net interest margin of 3.98%, and a 35% increase in pre-tax income, as compared to the fourth quarter of 2016. The Company also reported an increase in total assets (19%), loans (35%), deposits (20%), and net interest income (17%) during 2017, including the impact of the Benchmark acquisition.  Pre-tax income, excluding acquisition costs, increased (10%) in 2017 as compared to 2016.

I am also pleased to report that after review of your Company’s earnings, capital position, and risk profile, your Board of Directors declared a $.12 per share cash dividend that will be payable to shareholders on March 15, 2018.

Although uncertainty still remains in our markets, we continue to believe the driver of our success is, and will continue to be, our strong corporate values of respect for our shareholders, clients, colleagues, and communities. As always, we greatly appreciate your continued support and the trust you have placed in us.

Respectfully,

Brian D. Young

President & CEO

United Bancshares, Inc.

and Subsidiary

Financial Information (unaudited)	For the Year ended December 31, 2017	For the Year ended December 31, 2016
(dollars in thousands, except per share data)
CONDENSED STATEMENT OF INCOME
Interest income	$ 25,772	$ 21,627
Interest expense	3,118	2,231
Net interest income	22,654	19,396
Credit for loan and lease losses	(350)	(750)
Net interest income after credit for loan and lease losses	23,004	20,146
Non-interest income	6,174	4,903
Non-interest expenses	22,453	17,784
Income before income taxes	6,725	7,265
Provision for income taxes	2,879	1,744
Net income	$ 3,846	$ 5,521

Average common shares outstanding (basic)	3,267,305	3,289,497

PER COMMON SHARE
Net income	$ 1.18	$ 1.68
Book value	$23.17	$22.21
Tangible book value	$15.11	$18.89
Closing price	$22.20	$21.42

FINANCIAL RATIOS
Return on average assets	0.56%	0.90%
Return on average tangible equity	6.40%	9.41%
Net interest margin	3.76%	3.54%
Efficiency ratio	76.37%	71.71%
Loans to deposits	80.69%	71.68%
Allowance for loan and lease losses to loans	0.56%	0.89%
PERIOD END BALANCES
	As of December 31, 2017	As of December 31, 2016
Assets	$780,450	$633,119
Loans and leases, gross	$506,412	$376,086
Deposits	$630,548	$524,680
Shareholders' equity	$ 75,704	$ 72,558

Common shares outstanding	3,267,643	3,266,517

UNITED BANCSHARES, INC.

DIRECTORS

Robert L. Benroth

Daniel W. Schutt – Vice Chairman

James N. Reynolds - Chairman

R. Steven Unverferth

H. Edward Rigel

Brian D. Young

David P. Roach

OFFICERS

Brian D. Young - President/CEO

Heather M. Oatman - Secretary

Daniel J. Lucke – Chief Financial Officer

THE UNION BANK COMPANY

DIRECTORS

Robert L. Benroth

H.Edward Rigel

Anthony M.V. Eramo

David P. Roach

Herbert H. Huffman

Robert M. Schulte, Sr.

Kevin L. Lammon

Daniel W. Schutt

William R. Perry

R. Steven Unverferth

James N. Reynolds

Brian D. Young - Chairman/President/CEO

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the NASDAQ Markets Exchange under the symbol “UBOH” since March 2001.  Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, OH 45830

419-659-4250

30 Coal Bend

Delaware, OH 43015

740-549-3400

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

1500 Bright Rd.

Findlay, OH 45840

419-424-1400

461 Beecher Road

Gahanna, OH  43230

614-269-4400

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

111 S. Main St.

Marion, OH 43302

740-387-2265

220 Richland Rd.

Marion, OH 43302

740-386-2171

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211

468 Polaris Parkway

Westerville, OH  43082

614-269-4402